Exhibit 10.11

Lease No. 0-42570
P.L. #23
Amended January 6, 1998

METALLIC AND NON-METALLIC ROCKS AND MINERALS

Sodium/Trona and Associated Mineral Salts Mining Lease

THIS INDENTURE OF LEASE, entered into by and between the STATE OF WYOMING acting by and through its Board of Land Commissioners, party of the first part, hereinafter called lessor, and OCI Wyoming, LP, party of the second part, hereinafter called the lessee.

Witnesseth:

Section 1 -                                       PURPOSES.  The lessor, in consideration of the rents and royalties to be paid and the covenants and agreements hereinafter contained and to be performed by the lessee, does hereby grant and lease to the lessee the exclusive right and privilege to prospect, mine, extract and remove from any lode, lead, vein or ledge, or any deposit, either lode or placer, and dispose of *~~all metallic and non metallic rocks and minerals, with the exception of coal, oil shale, bentonite, leonarditc, oil and gas, sand and gravel, or rock crushed for aggregate~~, in or under the following described lands, to-wit:

*Sodium/Trona and Associated Mineral Salts

640.00 All Section 16, Township 21N, Range 108W, 6th p.m.

consisting of 640.00 acres, more or less, Sweetwater county, together with the right to construct and maintain thereon all works, buildings, plants, waterways, roads, communication lines, power lines, tipples, hoists, or other structures and appurtenances necessary to the full enjoyment thereof, subject however, to the conditions hereinafter set forth;

Section 2 -                                       TERM OF LEASE.  This lease unless terminated at an earlier date as hereinafter provided, shall remain in force and effect for a term of ten .(10) years beginning on the 2nd day of August, 2009 and expiring on the 1st day of August, 2019.

Section 3 -                                       In consideration of the foregoing, the lessee covenants and agrees as follows:

A.                                    BOND - When the lease becomes an operating lease or actual operations for the mineral are to be commenced, the bond shall be furnished in such reasonable amounts as the Director shall determine to be advisable in the premises.  The operating bond shall preferably be a corporate surety bond, executed by the lessee, the surety being authorized to do business in the State of Wyoming.  A cash bond may be furnished on consent of the Director if the lessee is unable to obtain a corporate surety bond.  Form of bond will be furnished by the Director.  The State will require two executed copies of the bond; therefore as many additional copies should be made as will be required by the lessee and the bonding company.

B.                                    PAYMENTS — To make all payments accruing hereunder to the Office of State Lands and Investments 122 West 25th Street-3 West, Herschler Building, Cheyenne, Wyoming 82002-0600.

C.                                    RENTALS - Prior to the discovery of commercial quantities of the said mineral or minerals in the lands herein leased, to pay to the lessor in advance, beginning with the effective date hereof, an annual rental of one dollar ($1.00) per acre, or fraction thereof, prior to the discovery of metallic and non-metallic rocks and minerals for the first five (5) years of lease.  Two dollars ($2.00) per acre, or fraction thereof for the sixth to tenth (6-10) years, or any renewal thereof, provided however, that if the said lands are not on a commercial mining basis and so operated at the end of two (2) years from the date hereof, such annual rental may be increased at the option of the lessor to such an amount as the lessor may decide to be fair and equitable.

After the discovery of commercial quantities of said mineral or minerals on lands herein leased, to pay to the lessor in advance, beginning with the first day of the lease year succeeding the lease year in which commercial discovery was made, an annual rental of two dollars ($2.00) per acre or fraction thereof unless changed by agreement, such rental so paid for any one year to be credited on the royalty for that year.  Lessor shall have no obligation hereunder to give lessee advance notice of any rental payment.

Annual rentals on all leases shall be payable in advance for the first year and each year thereafter.  No notice of rental due shall be sent to the lessee.  If the rental is not received in this office on or before the date it becomes due, Notice of Default will be sent to the lessee and a penalty of $.50 per acre or fraction thereof, for late payment will be assessed.

The lessee is not legally obligated to pay either the rental or the penalty, but if the rental and penalty are not received in this office within thirty (30) days after the Notice of Default has been received by the lessee, the lease will terminate automatically by operation of law.  Termination of the lease shall not relieve the lessee of any obligation incurred under the lease other than the obligation to pay rental or penalty.  The lessee shall not be entitled to a credit on royalty due for any penalty paid for late payment of rental on an operation lease.

D.                                    ROYALTY.  Leasee shall pay to lessor:

(1)                                 A royalty of five percent (5%) of the gross value of uranium bearing ore mined and removed from the said lands.

Gross value of uranium ore removed from the leased lands shall be the fair market value of ore of like grade and quality for uranium contained therein prevailing in the area of the leased lands at the time of removal.  Determination of uranium content for purposes of determining the gross value on which royalty shall be paid shall be made on a calendar monthly basis using a weighted arithmetic average of uranium content on all lots of ore mined and removed from the leased lands during said calendar month.  The mineral content of all ore mined and removed from the leased premises shall be determined by lessee in accordance with standard sampling and analysis procedures.  Lessor upon request to lessee and at lessor’s expense shall have the right to have a representative present at the time samples are taken and, at lessor’s request, shall be furnished a portion of all or any samples taken without cost to lessor.

(2)                                 A royalty of one dollar ($1.00) per wet ton (2,000 pounds)on all merchantable sulphur mined, removed, and recovered from the leased lands.  If the lessor elects to take its royalty in kind, the royalty shall be five percent (5%) of the merchantable sulphur mined, such sulphur to be good merchantable mine-run sulphur at the mine.

(3)                                 A royalty of ~~five~~ six percent ~~(5%)~~ *(6%) of the quantity or gross value at the mine of all merchantable sodium, calcium carbonate, shortite, potassium, trona and associated mineral salts mined, revolved and recovered from the leased lands; provided, however, that the royalty so paid to lessor shall not be less than twenty-five cents (25) per ton of 2000 pounds.

* As per Board Matter Dated April 8, 1999.

(4)                                 A royalty of five percent (5%) of the quantity or gross value at the mine of all merchantable phosphate mined, removed and recovered from the leased lands.

(5)                                 Other unspecified Minerals - Unless a lower royalty is fixed by the Board, in order to allow the economic mining or development of a particular mineral deposit, royalty on all other minerals for which no royalty rate is specified shall be based on Adjusted Sales Value per ton as follows:

Adjusted Sales Value per Ton	Percentage Royalty
$ 00.00 to $ 50.00	5%
$ 50.01 to $100.00	7%
$100.01 to $150.00	9%
$150.01 and up	10%

(a)                                 Determine the Gross Sales Value of all such minerals and/or mineral products from this lease sold during the past calendar month.  Such sales value shall be based upon the actual sales value of marketable products as shown by sales receipts.  If sales should occur within a company, then prices as published by the Engineering and Mining Journal in the “E” and “MJ” Markets section, or other mutually agreed upon prices shall prevail for determining Gross Sales Value.  The Gross Sales Value shall then be divided by the tons of ore processed in that production of mineral and/or mineral products sold - to determine the Gross Sales Value per ton.

(b)                                 Determine the Price Index Factor by dividing the Constant Price Index by the Current Price Index. Both prices indices shall be obtained from the Producer Price Index for all commodities, or its successor index, as published monthly by the United States Department of Labor, Bureau of Labor Statistics.  The Constant Price Index shall be the index for the month and year of the lease and the Current Price Index shall be the index for that month for which royalty is being calculated.

(c)                                  Determine the Adjusted Sales Value per ton by multiplying the Gross Sales Value per ton by the Price Index Factor.

(d)                                 The amount of Production Royalty is then the product of the Royalty Rate expressed in decimals to five (5) places and the Gross Sales Value.

After a lease becomes an operating lease, the Board of Land Commissioners may reduce the royalty payable to the State as to all or any of the lands, formations, deposits, or resources covered by the lease, if it determines that such a reduction is necessary to allow the lessee to undertake operations or to continue to operate with a reasonable expectation that the operations will be profitable.  Such a reduction in royalty payable to the State shall in all cases be conditioned upon the cancellation of all cost-free interests in excess of 5% and the reduction of all other cost-free interests in the same proportion as the State’s royalty is reduced.  The Board may also make other requirements as a condition to the reduction in royalty.

If any ore contains more than one of the minerals which are the subject of this paragraph, royalties shall be computed and paid separately under the appropriate rate as to and for each of such minerals, i.e.  value of ore as to one mineral shall not be added to value as to another mineral in determining value for royalty purposes.  The determination of such mineral content for purposes of determining the ore value per ton on which royalty shall be paid shall be, made on a calendar monthly basis, using a weighted arithmetic average of said mineral content on all lots of ore mined and removed from the leased lands during said calendar month.

E.                                     LESSOR MAY TAKE ROYALTY IN KIND.  At any time and from time to time the lessor may at its option notify the lessee that lessor desires its royalty proceeds to be paid direct to it by the purchaser of the mineral or minerals and lessee agrees promptly upon receipt of such notice to make, execute and deliver in writing to lessor a royalty authorization deduction request on a form approved by lessor requiring the mineral purchaser to pay lessor’s royalty direct to it.

F.                                      MONTHLY PAYMENTS AND STATEMENTS.  Unless a different time or method of payment is agreed to by the Board, lessee shall make payments in full on or before the twentieth (20th) day of the calendar month succeeding the month of production of all minerals mined and removed from the land; and to furnish sworn monthly statements therewith showing in tons or cubic yards the amount of all ore mined and removed; and such other pertinent information as may be requested of its lessees by the lessor.  These statements are to be subject to verification by examination of the relevant books and records of the lessee.

G.                                    WORKINGS.

(1)                                 All mining operations and workings shall be conducted in such a manner so as to remove all commercial quantities of minerals so far as is economically possible in the deposits worked; that all shafts, inclines and tunnels shall be well timbered (when good mining practice requires timbering); that all underground timbering placed in the mines and necessary to the preservation of the property and safety of the workmen shall be kept in good condition and repair and at no time shall such timbering be removed unless all of the commercial quantities of ore has been removed or such removal will in no way or manner interfere with or prevent future mining operations in the land; that at the expiration of this lease, or earlier termination thereof, all underground timberings shall become the property of the lessor without compensation therefore to the lessee; that all parts or workings when the ore is not exhausted and for good reasons not being worked shall be kept free of water and debris; that underground workings will be protected against fire and flood, and creeps and squeezes will be checked without delay, and to leave such pillars as may be necessary to support the cover and protect the slopes, air courses, manways and hauling roads.

(2)                                 That all open or strip-mining operations shall be conducted so as to remove all commercial quantities of minerals so far as is economically possible in the deposits worked; that all waste material mined and not removed from the premises shall, as mining progresses, be used to fill the pits and leveled unless consent of the lessor is otherwise obtained, so that at the expiration, surrender, or termination of the lease, the land will reasonably approximate its original configuration and with a minimum of permanent damage to the surface; that all roads and bridges built and necessary to the mining operations on the land shall, upon expiration, forfeiture or surrender of the said lease, become the property of the lessor.

H.                                   MAPS AND REPORTS.  Upon demand, to furnish the Office of State Lands and Investments, with copies or blueprints of all maps of underground surveys of leased lands made or authorized by the lessee, including engineer’s field notes, certified by the engineer who made such survey; and to make such other reports pertaining to the production and operations by the lessee as may be called for by the lessor.

Copies of all electrical, gamma-ray neutron, resistivity or other types of subsurface log reports obtained by or for lessee in conducting operation on the leased premises shall be submitted to the State Geologist as required by W.S. 36-6-102.

I.                                        TAXES AND WAGES - FREEDOM OF PURCHASE.  To pay, when due, all taxes lawfully assessed and levied under the laws of the State of Wyoming upon improvements and values produced from the land hereunder, or other rights, property or assets of the lessee; to accord all workmen and employees complete freedom of purchase, and to pay all wages due workmen and employees as required by law.

J.                                        STATUTORY REQUIREMENTS AND REGULATIONS.  To comply with all State statutory requirements and valid regulations thereunder.

K.                                   ASSIGNMENT OF LEASE - MINING AGREEMENTS.

(1)                                 Lessee may assign the entire lease with the written consent of lessor, but not any one or more of the minerals which this lease might include, except by assignment of the entire lease.

(2)                                 Lessee shall submit a signed copy of any mining agreement entered into affecting the possessory title to any of the land hereby leased for approval by the lessor.

(3)                                 All overriding royalties to be valid must have the approval of the Board and be noted on the executed lease.  The Board reserves the exclusive right of disapproval of such overriding royalties when in its sole opinion they become excessive and hence are detrimental to the proper development of the leased lands.

L.                                     DELIVER PREMISES IN CASE OF FORFEITURE.  Subject to the provisions of Section 6 hereof, to deliver the leased lands with all permanent improvements thereon, in good order and condition, in case of forfeiture of this lease, but this shall not be construed to prevent the removal, alteration or renewal of equipment and improvements in the ordinary course of operations.

M.                                 DILIGENCE IN DEVELOPMENT.  This lease is granted with the express understanding that prospecting, mining and the recovery of the commercial quantities of minerals in the above described lands shall be pursued with diligence, and if at any time the lessor has reasonable belief that the operations are not being so conducted, it shall so notify lessee in writing, and if compliance is not promptly obtained and the delinquency fully satisfied, it may then, at the end of any lease year, declare this lease terminated.  Any improvements that the lessee may have placed on the property shall be disposed of pursuant to Section 6 of this lease.

Section 4 -                                       GENERAL COVENANTS

A.                                    Subject to the rules and regulations governing multiple use and development of sub-surface resources, the lessee shall have the right to enter upon, occupy and enjoy such surface areas of the described tract as are necessary for mining and the construction of all buildings and other surface improvements incidental to the work contemplated by this lease.

The lessee shall fully protect the rights of any agricultural and grazing leases which have heretofore or may hereafter be granted by erecting cattle guards or gates and keeping closed gates in all fences in which openings are or may be made, and for protection of stock grazing thereon to fence or close all holes, pits, shafts, tunnels, or open cuts in which injury might be sustained, and shall not contaminate any living water upon the land so as to make it injurious to livestock.

Should the lessee or any person holding from, by or under the lessee, in any operation on said premises under this lease, destroy or injure any crop, building or other improvements of any tenant, lessee, purchaser or other person holding under the State, the lessee agrees to fully indemnify all such injured parties in such sum or sums as may be mutually agreed upon by the respective parties, or as may be fixed by appraisers appointed by each party.  If agreement is impossible the Board of Land Commissioners may fix the amount of such indemnity after inspection and Hearing.

Mining operations shall not be conducted nearer than two hundred (200) feet from any productive oil or gas well without consent of the oil and gas lessee or operator.  Lessee shall not disturb any existing road or roads now on said lands nor roads leading to or from any mine or well or well location without first providing adequate and suitable roads in lieu thereof.  Lessee shall fully indemnify any other sub-surface lessee for any injury or damages resulting from negligent or unauthorized operations hereunder.

B.                                    Relinquishment and Surrender or Forfeiture of this lease shall be in conformance to Section 17 (Relinquishment or Surrender) of the Rules and Regulations Governing the Leasing of Sub-surface Resources adopted by the Board of Land Commissioners and the State Lands and Investment Board, effective March 1, 1982.

C.                                    As to mine and personnel safety, all mining operations on these premises shall be subject to the supervision of any official or agency of the State of Wyoming having jurisdiction under the laws of such State.

D.                                    During the proper hours and at all times during the continuance of this lease the lessor or its representatives shall be authorized to go through any of the shafts, openings or working on the premises, and to examine, inspect and survey the same and to make extracts of all books and weigh sheets which show in any way the output from the land.

E.                                     It is expressly understood and agreed that the mining rights and privileges hereunder shall extend to ~~and include all metallic and non metallic rocks and minerals,~~ and that no rights or privileges respecting coal, oil and gas, oil shale, bentonite, leonardite, zeolite, sand and gravel, or rock crushed for aggregate are granted or intended to be granted by this lease.  The lessee shall promptly notify the lessor of the discovery of any minerals upon the leased premises which can be produced in commercial quantities.  *Sodium/Trona and Associated Mineral Salts

F.                                      This lease is granted for the purposes as herein set forth only under such title as the State of Wyoming now holds in and to the minerals that may be found in or under the above described lands, and if it is subsequently divested of same, no liability shall be incurred by virtue of this lease for any loss or damage to the lessee; nor shall any claim for refund of rents or royalties theretofore paid be made by said lessee, its successors or assigns, or be allowed by lessor.

In the event the possession or occupancy of said leased premises is denied or contested, the lessor shall have the right, but not the obligation, and at lessor’s election, to undertake to place said lessee in possession by process of law or otherwise, or to defend him in such occupancy.

Section 5 -                                       THE LESSOR EXPRESSLY RESERVES:

Disposition of Surface.  The right to lease, grant rights-of-way across, sell or otherwise dispose of the surface of the land embraced within this lease and to lease, sell, or otherwise dispose of any sub-surface resource not covered by this lease, under existing laws or laws hereafter enacted, or in accordance with the rules of the Board of Land Commissioners insofar as the surface is not necessary for the use of the lessee in mining operations.

Section 6 -                                       APPRAISAL OF IMPROVEMENTS.  Upon the expiration of this lease or earlier termination thereof pursuant to surrender of forfeiture, or if such land be leased to another other than the owner of the improvements thereon, the lessee agrees that the improvements shall be disposed of pursuant to Title 36, W.S. 1977 as to State and School Lands and Title 11, W.S. 1977 as to State Lands and Investment Board.  In the event that within ninety (90) days after the expiration of this lease, or earlier termination thereof pursuant to surrender or forfeiture there is no new lessee of said lands, or of the part thereof on which lessee has caused improvements to be made, then lessee may, within the sixty (60) day period next succeeding said ninety (90) days, cause to be removed from said lands any improvements theretofore made thereon by lessee, provided that lessee shall repair any damage to the land caused by such removal.

Section 7 -                                       FORFEITURE CLAUSE.  in the event that the Board, after notice and hearing, shall determine that the lessee has procured this lease through fraud, misrepresentation or deceit, then and in that event this agreement, at the option of the lessor, shall cease and terminate and shall become ipso facto null and void and all improvements upon said land or premises under the terms of this lease shall forfeit to and become property of the State of Wyoming.

In the event that the lessee shall fail to make payments of rentals and royalties as herein provided, or make default in the performance or observance of any of the terms, covenants and stipulations hereof, or of the general regulations promulgated by the Board of Land Commissioners and in force on the date hereof, the lessor shall serve notice of such failure or default, either by personal service or by registered mail upon the lessee and if such failure or default continues for a period of thirty (30) days after the service of such notice, then and in that event the lessor may at its option, declare a forfeiture and cancel this lease, whereupon all rights and privileges except those granted in Section 6 hereof, obtained by the lessee hereunder shall terminate and cease and the lessor may re-enter and take possession of said premises or any part thereof, but these provisions shall not be construed to prevent the exercise by the lessor of any legal or equitable remedy which the lessor might otherwise have.  A waiver of any particular cause of forfeiture shall not prevent the cancellation and forfeiture of this lease for any other cause of forfeiture or for the same cause occurring at any other time.

Section 8 -                                       HEIRS AND SUCCESSORS IN INTEREST.  It is further agreed that each obligation hereunder shall extend to and be binding upon and every benefit hereof shall inure to the heirs, executors, administrators, successors of or assigns of the respective parties hereto.

Section 9 -                                       This lease is issued by virtue of and under the authority conferred by Title 36, W.S. 1977 as to the State and School

Lands and Title 11, W.S. 1977 as to State Lands and Investment Board and amendments thereto.

Section 10 -                                Sovereign Immunity.  The State of Wyoming and the lessor do not waive sovereign immunity by entering into this lease, and specifically retain immunity and all defenses available to them as sovereigns pursuant to Wyoming Statute § 1-39-104(a) and all other state laws.

IN WITNESS WHEREOF, this lease has been executed by lessor and lessee effective on the day and year first above written.

LESSOR, STATE OF WYOMING, Acting by and through its BOARD OF LAND COMMISSIONERS AND STATE LANDS AND INVESTMENT BOARD

SEAL

By
Director
Office of State Lands and Investments

CORPORATE SEAL	LESSEE:

LEASE NO.:  0-42570

TYPE OF LEASE:  Sodium/Trona and Associated Mineral Salts

NAME OF LESSEE:  OCI Wyoming, LP

ADDRESS:                                P.O. Box 513
Green River, WY 82935

EXPIRATION DATE OF LEASE:  August 1, 2019

AMOUNT OF RENTAL: $1280.00

COUNTY:  Sweetwater

FUND:  Common School

BOND: